Exhibit 99.1

RLH CORPORATION CLOSES SALE OF

RED LION HOTEL PORT ANGELES FOR $19.5 MILLION

Company continues advancing asset light strategy

DENVER (July 13, 2018) — RLH Corporation (NYSE:RLH) announced today the sale of Red Lion Hotel Port Angeles, for $19.5 million. The hotel is the eighth of 11 hotels being marketed for sale previously disclosed in October 2017. Red Lion Hotel Port Angeles, along with all other sold hotels, has signed a franchise license agreement to retain their Red Lion brand.

RLH Corporation’s total gain on the sale is expected to be approximately $11.5 million. With this sale, RLH Corporation fully retired the remaining $24.2 million of debt held by Pacific Western Bank applying $15.6 million of proceeds from the sale and the restricted cash associated with the debt. Together with the other seven previously announced sales, RLH Corporation’s gain on sales is approximately $27.4 million.

“So far in 2018, we have sold eight of the 11 hotels we announced we would be marketing for sale late last year,” said RLH Corporation President and Chief Executive Officer Greg Mount. “With these sales, we have continued progress on our commitment to an asset light company and have been able to repay the long-term debt relating to those assets and increase cash reserves and debt capacity to fund additional growth of our franchise business.”

Red Lion Hotel Port Angeles accounted for $1.0 million in revenue in Q1 2018 and $7.2 million in revenue on an annual basis in 2017. The hotel’s adjusted EBITDA on consolidated reporting was $0.3 million and RLH Corporation’s share of the adjusted EBITDA was approximately $0.2 million for Q1 2018. On an annual basis in 2017, the hotel’s adjusted EBITDA on consolidated reporting was $2.3 million and RLH Corporation’s share of the adjusted EBITDA was approximately $1.3 million This impact does not take into account the previously announced corporate overhead adjustments to reduce operating costs.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Amy Koch

O: 509-777-6417

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com